For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	July 27, 2021
For Immediate Release

HOME BANCORP, INC. ANNOUNCES 2021 SECOND QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDEND

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the second quarter of 2021. For the quarter, the Company reported net income of $11.4 million, or $1.34 per diluted common share (“diluted EPS”), down $532,000 from $11.9 million, or $1.41 diluted EPS, for the first quarter of 2021.

“The credit quality of our loan portfolio and the economic conditions within our markets continued to strengthen through the second quarter of 2021”, said John W. Bordelon, Chairman, President and Chief Executive Officer of the Company and the Bank. "Since December 31, 2020, our nonperforming assets have declined $4.9 million, loans granted relief related to COVID-19 have fallen to less than 1% of total loans, and we have reversed $5.1 million of the allowance for loan losses.”

“Increased liquidity for our customers due to government stimulus has contributed to the improvement in credit quality, but it has also limited loan growth during the quarter. Despite this challenge, our disciplined lending practices and strong capital levels keep us well positioned to take advantage of a rapidly growing economy. Our employees have done a tremendous job of supporting our customers and their communities and, as a result, we are optimistic about the second half 2021.”

COVID-19 Impacts

Nearly all COVID-19 related restrictions were removed in Mississippi during the first quarter of 2021, while Louisiana lifted its mask mandate in April 2021 and ended capacity limits in May 2021.

Under the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP"), the Company funded 3,072 PPP loans totaling $262.2 million during 2020. During the first six months of 2021, the Company funded an additional 1,803 PPP loans totaling $126.5 million. At June 30, 2021, the total recorded net investment in PPP loans was $197.6 million, of which 2,209 loans with an aggregate outstanding balance of $64.1 million were for amounts of $150,000 or less.

To give immediate financial support to our customers, the Company began providing principal and/or interest payment deferral options in March 2020. At June 30, 2021, $7.0 million, or less than 1% of total loans, were under deferral agreements. The level of COVID-19 related deferrals previously totaled $558.8 million, or 28% of total loans, at June 30, 2020. Of the loans that have exited deferral agreements, $443.7 million, or 99%, were current and performing as of June 30, 2021.

Second Quarter 2021 Highlights

•Net income totaled $11.4 million, down $532,000, or 4%, from the prior quarter.

•Return on average assets, return on average equity and return on average tangible common equity were 1.67%, 13.68% and 17.18%, respectively.

•The Company recorded a $3.4 million reversal to the allowance for loan losses, compared to a $1.7 million allowance reversal in the prior quarter, primarily due to improvements in our assessment of the economic impact of the COVID-19 pandemic and an increase in prepayments on loans.

•Loan income from the recognition of deferred PPP lender fees totaled $1.8 million, down $1.5 million from the prior quarter.

•Noninterest income was down $766,000, or 19%, from the prior quarter primarily due to a $609,000 decrease in gains on the sale of loans and a $459,000 loss on the sale of a branch location.

•Loans totaled $1.9 billion at June 30, 2021, down $61.4 million, or 3%, from March 31, 2021. PPP loans totaled $197.6 million at June 30, 2021, down $38.1 million, or 16%, from March 31, 2021.

•The allowance for loan losses totaled $26.7 million, or 1.39% of total loans, at June 30, 2021. Excluding PPP loans, the ratio of allowance for loan losses to total loans was 1.55%, at such date.

•Nonperforming assets totaled $15.1 million, or 0.55% of total assets, down $2.2 million, or 13%, from March 31, 2021.

•Preliminary Tier 1 leverage capital and total risk-based capital ratios were 9.89% and 16.07%, respectively, at June 30, 2021, compared to 9.89% and 15.37%, respectively, at March 31, 2021.

Loans

Loans totaled $1.9 billion at June 30, 2021, down $61.4 million, or 3%, from March 31, 2021. PPP loans, included in commercial and industrial loans, decreased $38.1 million, or 16%, from March 31, 2021. The following table summarizes the changes in the Company’s loan portfolio from March 31, 2021 to June 30, 2021.

(dollars in thousands)	6/30/2021	3/31/2021	Increase (Decrease)
Real estate loans:
One- to four-family first mortgage	$365,640	$380,207	$(14,567)	(4)%
Home equity loans and lines	64,614	65,556	(942)	(1)
Commercial real estate	755,707	744,971	10,736	1
Construction and land	233,714	242,156	(8,442)	(3)
Multi-family residential	82,966	82,726	240	—
Total real estate loans	1,502,641	1,515,616	(12,975)	(1)
Other loans:
Commercial and industrial	380,751	428,019	(47,268)	(11)
Consumer	35,096	36,233	(1,137)	(3)
Total other loans	415,847	464,252	(48,405)	(10)
Total loans	$1,918,488	$1,979,868	$(61,380)	(3)%

During the second quarter of 2021, the Company continued to experience an increase in pay-downs across nearly all segments of the loan portfolio. The growth in commercial real estate and multifamily loans was primarily due to the conversion of existing construction loans to permanent financing.

Credit Quality and Allowance for Credit Losses

At June 30, 2021, loans under interest and/ or principal payment deferral agreements due to the COVID-19 crisis totaled $7.0 million, or less than 1% of total loans, down from $27.7 million at March 31, 2021. Of the loans that have exited deferral agreements, $443.7 million, or 99%, were current and performing as of June 30, 2021.

Nonperforming assets (“NPAs”) totaled $15.1 million, or 0.55% of total assets, at June 30, 2021, down $2.2 million, or 13%, from $17.3 million, or 0.64% of total assets, at March 31, 2021. During the second quarter of 2021, the Company recorded net loan recoveries of $119,000, compared to net charge-offs of $1.3 million during the first quarter of 2021. Charge-offs during the first quarter were primarily attributable to an acquired hotel loan and one originated commercial loan relationship, both of which were nonperforming prior to the COVID-19 crisis.

The Company reversed $3.4 million of the allowance for loan losses in the second quarter of 2021 primarily due to improvements in our assessment of the economic impact of the COVID-19 pandemic and an increase in prepayments on loans. For the six months ended June 30, 2021, we reversed a total of $5.1 million of the allowance for loan losses. At June 30, 2021, the allowance for loan losses totaled $26.7 million, or 1.39% of total loans, compared to $30.0 million, or 1.51% of total loans, at March 31, 2021. Excluding PPP loans, the ratios of allowance for loan losses to total loans were 1.55% and 1.72% at June 30, 2021 and March 31, 2021, respectively. Changes in expected losses consider various factors including the changing economic activity, potential mitigating effects of governmental stimulus, the duration of the health crisis, customer specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

The following table provides a summary of the loan portfolio and related reserves at June 30, 2021. We have separately identified certain information regarding PPP loans which, due to the existence of full repayment guarantees from the SBA as well as the likelihood that the vast majority of such loans will be forgiven, we believe entail minimal credit risk to the Company.

	Loans		Allowance for Credit Losses
(dollars in thousands)	Total Loans	PPP Loans	Total ACL	ACL to Total Loans	ACL to Total Non-PPP Loans
June 30, 2021
Retail CRE	$180,608	$—	$5,267	2.92%	2.92%
Hotels and short-term rentals	102,542	6,661	4,718	4.60	4.92
Restaurants and bars	92,928	31,927	2,255	2.43	3.70
Energy	41,944	8,818	1,024	2.44	3.09
Credit cards	3,826	—	306	8.00	8.00
Other loans	1,496,640	150,208	13,117	0.88	0.97
Total	$1,918,488	$197,614	$26,687	1.39%	1.55%

Unfunded lending commitments(1)	—	—	1,800	—	—
Total	$1,918,488	$197,614	$28,487	1.48%	1.66%
(1)The ACL on unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.

Deposits

Total deposits were $2.4 billion at June 30, 2021, up $42.4 million, or 2%, from March 31, 2021. The following table summarizes the changes in the Company’s deposits from March 31, 2021 to June 30, 2021.

(dollars in thousands)	6/30/2021	3/31/2021	Increase (Decrease)
Demand deposits	$715,167	$687,254	$27,913	4%
Savings	277,899	272,021	5,878	2
Money market	362,938	346,662	16,276	5
NOW	680,297	679,130	1,167	—
Certificates of deposit	334,463	343,298	(8,835)	(3)
Total deposits	$2,370,764	$2,328,365	$42,399	2%

The average rate on interest-bearing deposits decreased six basis points from 0.42% for the first quarter of 2021 to 0.36% for the second quarter of 2021. At June 30, 2021, certificates of deposit maturing within the next 12 months totaled $282.1 million.

Net Interest Income

The net interest margin ("NIM") decreased 39 basis points from 4.14% for the first quarter of 2021 to 3.75% for the second quarter of 2021 primarily due to a decrease in the average yield on loans and an increase in lower yielding other interest-earning assets.

The average loan yield was 4.95% for the second quarter of 2021, down 26 basis points from the first quarter of 2021. During the second quarter of 2021, PPP loans decreased the average loan yield by 11 basis points and increased the NIM by four basis points. During the first quarter of 2021, PPP loans increased the average loan yield by 18 basis points and increased the NIM by 26 basis points. Excluding the impact of PPP loans, the average loan yield increased three basis points and the NIM decreased 17 basis points from the first quarter of 2021.

Average PPP loans were $228.1 million for the second quarter of 2021, down $10.7 million, or 4%, from the first quarter of 2021. Loan income from the recognition of deferred PPP lender fees totaled $1.8 million during the second quarter of 2021, down $1.5 million, or 46%, compared to the first quarter of 2021. Unrecognized PPP lender fees totaled $7.7 million at June 30, 2021, which will be amortized into interest income over the life of the loans.

Average other interest-earning assets were $314.0 million for the second quarter of 2021, up $130.2 million, or 71%, from the first quarter of 2021 primarily due to an increase in cash and cash equivalents. During the second quarter of 2021, the increase in cash and cash equivalents from the prior quarter negatively impacted the NIM by 19 basis points.

Loan accretion income from acquired loans totaled $585,000 for the second quarter of 2021 and $736,000 for the first quarter of 2021.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities have been calculated using a marginal tax rate of 21%.

	Quarter Ended
	6/30/2021			3/31/2021
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$1,963,935	$24,500	4.95%	$1,987,264	$25,817	5.21%
Investment securities (TE)	276,896	1,130	1.67	261,292	1,012	1.59
Other interest-earning assets	313,954	133	0.17	183,771	99	0.22
Total interest-earning assets	$2,554,785	$25,763	4.01%	$2,432,327	$26,928	4.44%
Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,315,432	$842	0.26%	$1,240,933	$881	0.29%
Certificates of deposit	341,300	638	0.75	352,501	775	0.89
Total interest-bearing deposits	1,656,732	1,480	0.36	1,593,434	1,656	0.42
Other borrowings	5,539	53	3.84	5,706	53	3.78
FHLB advances	27,699	120	1.73	28,424	124	1.74
Total interest-bearing liabilities	$1,689,970	$1,653	0.39%	$1,627,564	$1,833	0.46%
Net interest spread (TE)			3.62%			3.98%
Net interest margin (TE)			3.75%			4.14%

Noninterest Income

Noninterest income for the second quarter of 2021 totaled $3.3 million, down $766,000, or 19%, from the first quarter of 2021.

Gains on the sale of loans were down $609,000 from the first quarter of 2021.

Losses on the sale of assets totaled $457,000 for the second quarter of 2021 due to the sale of a branch location. During the quarter, the Company sold and leased back one of its Mississippi branch locations. The sale transferred control to the buyer-lessor and all losses were recognized at the time of the sale.

Bank card fees were up $285,000 from the first quarter of 2021 primarily due to increased transaction activity by our cardholders.

Noninterest Expense

Noninterest expense for the second quarter of 2021 totaled $16.6 million, up $602,000, or 4%, from the first quarter of 2021.

Data processing and communication expense was up $173,000 from the first quarter of 2021 primarily due to increases in the cost of loan management software, reflecting increased costs related to higher PPP loan origination volume as well as costs related to the implementation of enhancements to our lending software.

The Company provisioned $375,000 for credit losses on unfunded loan commitments for the second quarter of 2021 primarily due to the growth in unfunded construction loan commitments from first quarter of 2021.

Dividend and Share Repurchases

The Company announced that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.23 per share payable on August 20, 2021, to shareholders of record as of August 9, 2021.

The Company repurchased 42,258 shares of its common stock during the second quarter of 2021 at an average price per share of $38.55. An additional 216,345 shares remain eligible for purchase under the 2020 Repurchase Plan. The book value per share and tangible book value per share of the Company’s common stock was $38.92 and $31.72, respectively, at June 30, 2021.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets and PPP loans. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation on non-GAAP information included herein to GAAP is presented below.

	Quarter Ended
(dollars in thousands, except per share data)	6/30/2021	3/31/2021	6/30/2020
Reported net income	$11,396	$11,928	$2,921
Add: Core deposit intangible amortization, net tax	232	237	270
Non-GAAP tangible income	$11,628	$12,165	$3,191

Total assets	$2,764,756	$2,707,517	$2,636,432
Less: Intangible assets	62,520	62,813	63,777
Non-GAAP tangible assets	$2,702,236	$2,644,704	$2,572,655

Total shareholders’ equity	$337,812	$328,610	$311,071
Less: Intangible assets	62,520	62,813	63,777
Non-GAAP tangible shareholders’ equity	$275,292	$265,797	$247,294

Total loans	$1,918,488	$1,979,868	$1,965,925
Less: PPP loans	197,614	235,681	249,623
Total loans excluding PPP loans	$1,720,874	$1,744,187	$1,716,302

Allowance for loan losses to total loans	1.39%	1.51%	1.72%
Less: PPP loans	0.16	0.20	0.25
Non-GAAP allowance for loan losses to total loans	1.55%	1.72%	1.97%

Return on average equity	13.68%	14.80%	3.73%
Add: Average intangible assets	3.50	3.90	1.38
Non-GAAP return on average tangible common equity	17.18%	18.70%	5.11%

Common equity ratio	12.22%	12.14%	11.80%
Less: Intangible assets	2.03	2.09	2.19
Non-GAAP tangible common equity ratio	10.19%	10.05%	9.61%

Book value per share	$38.92	$37.73	$34.69
Less: Intangible assets	7.20	7.21	7.11
Non-GAAP tangible book value per share	$31.72	$30.52	$27.58

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2020 describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for credit losses, the impact of the COVID-19 pandemic, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(dollars in thousands)	6/30/2021	3/31/2021	% Change	6/30/2020
Assets
Cash and cash equivalents	$393,203	$282,700	39%	$234,255
Interest-bearing deposits in banks	349	349	—	449
Investment securities available for sale, at fair value	285,185	274,965	4	256,922
Investment securities held to maturity	2,118	2,126	—	4,333
Mortgage loans held for sale	3,752	5,304	(29)	13,359
Loans, net of unearned income	1,918,488	1,979,868	(3)	1,965,925
Allowance for loan losses	(26,687)	(29,993)	(11)	(33,823)
Total loans, net of allowance for loan losses	1,891,801	1,949,875	(3)	1,932,102
Office properties and equipment, net	44,232	45,138	(2)	45,967
Cash surrender value of bank-owned life insurance	40,781	40,559	1	39,953
Goodwill and core deposit intangibles	62,520	62,813	—	63,777
Accrued interest receivable and other assets	40,815	43,688	(7)	45,315
Total Assets	$2,764,756	$2,707,517	2	$2,636,432

Liabilities
Deposits	$2,370,764	$2,328,365	2%	$2,266,704
Other Borrowings	5,539	5,539	—	5,539
Federal Home Loan Bank advances	27,502	28,106	(2)	35,041
Accrued interest payable and other liabilities	23,139	16,897	37	18,077
Total Liabilities	2,426,944	2,378,907	2	2,325,361

Shareholders' Equity
Common stock	87	87	—%	90
Additional paid-in capital	165,296	165,155	—	166,494
Common stock acquired by benefit plans	(2,604)	(2,695)	3	(2,970)
Retained earnings	171,644	163,507	5	142,327
Accumulated other comprehensive income	3,389	2,556	33	5,130
Total Shareholders' Equity	337,812	328,610	3	311,071
Total Liabilities and Shareholders' Equity	$2,764,756	$2,707,517	2	$2,636,432

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	6/30/2021	3/31/2021	% Change	6/30/2020	% Change
Interest Income
Loans, including fees	$24,500	$25,817	(5)%	$24,371	1%
Investment securities	1,130	1,012	12	1,182	(4)
Other investments and deposits	133	99	34	117	14
Total interest income	25,763	26,928	(4)	25,670	—
Interest Expense
Deposits	1,480	1,656	(11)%	3,012	(51)%
Other borrowings	53	53	—	53	—
Federal Home Loan Bank advances	120	124	(3)	188	(36)
Total interest expense	1,653	1,833	(10)	3,253	(49)
Net interest income	24,110	25,095	(4)	22,417	8
(Reversal) provision for loan losses	(3,425)	(1,703)	(101)	6,471	(153)
Net interest income after (reversal) provision for loan losses	27,535	26,798	3	15,946	73
Noninterest Income
Service fees and charges	1,146	1,072	7%	942	22%
Bank card fees	1,591	1,306	22	1,127	41
Gain on sale of loans, net	559	1,168	(52)	642	(13)
Income from bank-owned life insurance	221	225	(2)	228	(3)
Loss on sale of assets, net	(457)	—	—	(13)	(3415)
Other income	234	289	(19)	177	32
Total noninterest income	3,294	4,060	(19)	3,103	6
Noninterest Expense
Compensation and benefits	9,687	9,664	—%	9,362	3%
Occupancy	1,733	1,696	2	1,653	5
Marketing and advertising	268	171	57	160	68
Data processing and communication	2,159	1,986	9	1,760	23
Professional fees	217	234	(7)	255	(15)
Forms, printing and supplies	163	159	3	160	2
Franchise and shares tax	359	360	—	389	(8)
Regulatory fees	306	379	(19)	362	(15)
Foreclosed assets, net	101	123	(18)	145	(30)
Amortization of acquisition intangible	293	300	(2)	342	(14)
Provision for credit losses on unfunded commitments	375	—	—	—	—
Other expenses	907	894	1	865	5
Total noninterest expense	16,568	15,966	4	15,453	7
Income before income tax expense	14,261	14,892	(4)	3,596	297
Income tax expense	2,865	2,964	(3)	675	324
Net income	$11,396	$11,928	(4)	$2,921	290

Earnings per share - basic	$1.35	$1.41	(4)%	$0.33	309%
Earnings per share - diluted	$1.34	$1.41	(5)%	$0.33	306%

Cash dividends declared per common share	$0.23	$0.22	5%	$0.22	5%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	6/30/2021	3/31/2021	% Change	6/30/2020	% Change
EARNINGS DATA
Total interest income	$25,763	$26,928	(4)%	$25,670	—%
Total interest expense	1,653	1,833	(10)	3,253	(49)
Net interest income	24,110	25,095	(4)	22,417	8
Provision for loan losses	(3,425)	(1,703)	(101)	6,471	(153)
Total noninterest income	3,294	4,060	(19)	3,103	6
Total noninterest expense	16,568	15,966	4	15,453	7
Income tax expense	2,865	2,964	(3)	675	324
Net income	$11,396	$11,928	(4)	$2,921	290

AVERAGE BALANCE SHEET DATA
Total assets	$2,741,801	$2,620,664	5%	$2,564,210	7%
Total interest-earning assets	2,554,785	2,432,327	5	2,370,381	8
Total loans	1,963,935	1,987,264	(1)	1,928,185	2
PPP loans	228,114	238,813	(4)	180,712	26
Total interest-bearing deposits	1,656,732	1,593,434	4	1,548,619	7
Total interest-bearing liabilities	1,689,970	1,627,564	4	1,624,618	4
Total deposits	2,355,315	2,241,918	5	2,155,963	9
Total shareholders' equity	334,092	326,829	2	315,174	6

PER SHARE DATA
Earnings per share - basic	$1.35	$1.41	(4)%	$0.33	309%
Earnings per share - diluted	1.34	1.41	(5)	0.33	306
Book value at period end	38.92	37.73	3	34.69	12
Tangible book value at period end	31.72	30.52	4	27.58	15
Shares outstanding at period end	8,678,686	8,709,631	—	8,966,101	(3)
Weighted average shares outstanding
Basic	8,448,777	8,436,624	—%	8,701,730	(3)%
Diluted	8,499,103	8,476,445	—	8,730,437	(3)

SELECTED RATIOS (1)
Return on average assets	1.67%	1.85%	(10)%	0.46%	263%
Return on average equity	13.68	14.80	(8)	3.73	267
Common equity ratio	12.22	12.14	1	11.80	4
Efficiency ratio (2)	60.46	54.76	10	60.55	—
Average equity to average assets	12.19	12.47	(2)	12.29	(1)
Tier 1 leverage capital ratio (3)	9.89	9.89	—	9.11	9
Total risk-based capital ratio (3)	16.07	15.37	5	14.83	8
Net interest margin (4)	3.75	4.14	(9)	3.76	—

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	10.19%	10.05%	1%	9.61%	6%
Return on average tangible common equity (6)	17.18	18.70	(8)	5.11	236

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	6/30/2021			3/31/2021			6/30/2020
(dollars in thousands)	Originated	Acquired	Total	Originated	Acquired	Total	Originated	Acquired	Total
CREDIT QUALITY (1)
Nonaccrual loans(2)	$8,279	$5,693	$13,972	$8,735	$6,958	$15,693	$14,126	$10,966	$25,092
Accruing loans past due 90 days and over	4	—	4	—	—	—	—	906	906
Total nonperforming loans	8,283	5,693	13,976	8,735	6,958	15,693	14,126	11,872	25,998
Foreclosed assets and ORE	724	389	1,113	1,082	499	1,581	1,060	914	1,974
Total nonperforming assets	9,007	6,082	15,089	9,817	7,457	17,274	15,186	12,786	27,972
Performing troubled debt restructurings	4,117	1,103	5,220	2,042	971	3,013	917	457	1,374
Total nonperforming assets and troubled debt restructurings	$13,124	$7,185	$20,309	$11,859	$8,428	$20,287	$16,103	$13,243	$29,346

Nonperforming assets to total assets			0.55%			0.64%			1.06%
Nonperforming loans to total assets			0.51			0.58			0.99
Nonperforming loans to total loans			0.73			0.79			1.32
Allowance for loan losses to nonperforming assets			176.86			173.63			120.92
Allowance for loan losses to nonperforming loans			190.95			191.12			130.10
Allowance for loan losses to total loans			1.39			1.51			1.72
Allowance for credit losses to total loans(3)			1.48			1.59			1.79

Year-to-date loan charge-offs			$1,559			$1,330			$1,627
Year-to-date loan recoveries			411			63			221
Year-to-date net loan charge-offs			$1,148			$1,267			$1,406
Annualized YTD net loan charge-offs to average loans			0.12%			0.26%			0.15%
(1)It is our policy to cease accruing interest on loans 90 days or more past due, with certain limited exceptions. Nonperforming assets consist of nonperforming loans, foreclosed assets and surplus real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.
(2)Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $4.1 million, $5.0 million and $8.1 million at June 30, 2021, March 31, 2021 and June 30, 2020, respectively. Acquired restructured loans placed on nonaccrual totaled $3.5 million, $3.7 million and $2.2 million at June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
(3)The allowance for credit losses includes $1.8 million and $1.4 million for unfunded lending commitments at June 30, 2021 and March 31, 2021, respectively. The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.